December 2008

DESCRIPTION OF ISSUANCE,
TRANSFER AND REDEMPTION PROCEDURES FOR POLICIES
PURSUANT TO RULE 6e-3(T)(b)(12)(iii)
FOR INVESTOR SELECT FLEXIBLE PREMIUM LIFE INSURANCE POLICIES
ISSUED BY
NATIONAL LIFE INSURANCE COMPANY

This document sets forth the administrative procedures that will be followed by National Life Insurance
Company ("National Life") in connection with the issuance of its flexible premium variable adjustable benefit life insurance policy ("Policy" or "Policies"), the transfer of assets held thereunder, and the redemption by Policy owners ("Owners") of their interests in those Policies. Capitalized terms used herein have the same meaning as in the prospectus for the Policy that is included in the current registration statement on Form N-6 for the Policy as filed with the Securities and Exchange Commission
("Commission" or "SEC").

I.	Procedures Relating to Purchase and Issuance of the Policies and Acceptance of Premiums

	A.	Offer of the Policies, Applications, Initial Net Premiums, and Issuance

		1.	Offer of the Policies. The Policies will be offered and sold subject to established cost of insurance schedules and underwriting standards in accordance with state insurance laws. Insurance charges will not be the same for all Owners selecting the same Face Amount. Insurance is based on the principle of pooling and distribution of mortality risks, which assumes that each Owner pays insurance charges commensurate with the Insured's mortality risk as actuarially determined utilizing factors such as age, sex and health and occupation. A uniform insurance charge for all Insureds would discriminate unfairly in favor of those Insureds representing greater risk. Although there will be no uniform insurance charges for all Insureds, there will be a uniform insurance rate for all Insureds of the same Rate Class, age, sex and Policy size. A description of the Monthly Deduction under the Policy, which includes charges for cost of insurance, the Monthly Policy Fee, the Monthly Expense Charge, the Monthly Account Value Charge and the charges for supplemental benefits, is at Appendix A to this memorandum. In addition, in order to meet the federal definition of life insurance under the Internal Revenue Code of 1986, the Policy must qualify under either the GPT or the CVAT alternative testing procedure. These tests are set forth in the Internal Revenue Code of 1986. A purchaser of the Policy will select one of these alternative testing procedures to use when testing the Policy for federal tax law compliance.

		2.	Application. Persons wishing to purchase a Policy must complete an application and submit it to National Life through a National Life authorized agent. This agent will also be a registered representative of a securities broker-dealer registered with the U.S. Securities and Exchange Commission, which broker-dealer will either be Equity Services, Inc., an indirect wholly-owned subsidiary of National Life, or another broker-dealer which has signed a selling agreement with Equity Services, Inc. The applicant must specify the Insured, and provide certain required information about the Insured. The applicant will also specify a plan for paying Planned Periodic Premiums, which are level premiums of a specified amount at specified intervals, either quarterly, semi-annually or annually, and may request that National Life send reminder notices at the appropriate intervals. Also, under an Automatic Payment Plan, the Owner can select a monthly payment schedule pursuant to which premium payments will be automatically deducted from a bank account or other source, rather than being "billed." An application will not be deemed to be complete unless all required information, including without limitation age, sex, and medical and other background information, has been provided in the application.

3. Minimum Initial Premium. An applicant for a new Policy must pay at least a Minimum
Initial Premium, which if not submitted with the application or during the underwriting period, must be submitted when the Policy is delivered. (Generally, policy coverage does not become effective until the application has been accepted and the Minimum Initial Premium is received in good order at National Life's home office ("Home Office"). If, however, a premium less than the Minimum Initial Premium has been received at the Home Office, a Policy may be issued, but the balance of the Minimum Initial Premium must be received within five days, or all premiums will be refunded). National Life may specify the form in which a premium payment must be made in order for the premium to be in "good order." Ordinarily, a check will be deemed to be in good order upon receipt, although National Life may require that the check first be converted into federal funds. In addition, for a premium to be received in "good order,"
it must be accompanied by all required supporting documentation, in whatever form required.

The Minimum Initial Premium is equal to the Minimum Monthly Premium. The Minimum
Monthly Premium depends on a number of factors, such as the Insured's sex, Issue Age, Rate
Class, Death Benefit option, requested Initial Face Amount and any optional benefits selected.
The Minimum Monthly Premium may change if, for example, a Face Amount Change or Death
Benefit option change is elected by the Owner.

4. Minimum Face Amount. The minimum Face Amount for which National Life will issue a
Policy is generally $50,000; however, exceptions may be made for employee benefit plans.

5. Receipt of Application and Underwriting. Upon receipt of a completed application in good order from an applicant, National Life will follow certain insurance underwriting (risk evaluation) procedures designed to determine whether the proposed Insured is insurable. This process may involve such verification procedures as medical examinations and may require that further information be provided about the proposed Insured before a determination can be made.

The underwriting process determines the Rate Class to which the Insured is assigned. This original Rate Class applies to the Initial Face Amount. The Rate Class may change upon an increase in Face Amount, as to the increase (see Death Benefit below).

A Policy cannot be issued until the initial underwriting procedure has been completed, and any supplemental beneficiary forms and forms required in accordance with state insurance laws have been received. The Date of Issue occurs when the above steps have been completed, the application has been accepted, the Minimum Initial Premium has been received, and the computerized issue system has generated a printed Policy.

National Life reserves the right to reject an application for any reason permitted by law. If an application is rejected, any premium received will be returned, without interest.

6. Acceptance of Application and Date of Issue. If an application is accepted, insurance coverage under the Policy is effective as of the Date of Issue. The Date of Issue is set forth in the Policy. From the time the application for a Policy is signed until the time the Policy is issued, an applicant can, subject to National Life's underwriting rules, obtain temporary insurance protection, pending issuance of the Policy, by answering "no" to the health questions of the receipt & temporary life insurance agreement and submitting (a) a complete application including any medical questionnaire required, and (b) payment of the Minimum Initial
Premium.

The Date of Issue is used to determine Policy Years and Monthly Policy Dates, as well as to measure suicide and contestability periods.

B.	Additional Premiums

	1.	Additional Premiums Permitted. Additional premiums may be paid in any amount,

frequency and time period, subject to the following limits:

  A premium must be at least $50 and must be sent to the Home Office. National Life may require satisfactory evidence of insurability before accepting any premium if it increases the Unadjusted Death Benefit more than it increases the Accumulated Value.
  National Life may allow payments of less than $50 for Automatic Payment Plans.
  Total premiums paid on a cumulative basis also may not exceed guideline premium limitations for life insurance set forth in the Internal Revenue Code.
  No premium will be accepted after the Insured reaches Attained Age 121.
  National Life will monitor Policies and will attempt to notify an owner on a timely basis if the Owner's Policy is in jeopardy of becoming a modified endowment contract under the Internal Revenue Code.
  If mandated by applicable law, National Life may be required to reject a premium payment.

2. Refund of Excess Premium Amounts. If at any time a premium is paid that would result in total premiums exceeding limits established by law to qualify a Policy as a life insurance policy, National Life will only accept that portion of the premium that would make total premiums equal the maximum amount that may be paid under the Policy. The excess will be promptly refunded, and if paid by check, after such check has cleared. If there is an outstanding loan on the Policy, the excess may instead be applied as a loan repayment. Excess amounts under $3 will not be refunded.

3. Planned Premiums. At the time of application, each Owner will select a Planned Periodic
Premium schedule, based on annual, semi-annual, or quarterly payments. The Owner may request National Life to send a premium reminder notice from National Life at the specified interval. The Owner may change the Planned Periodic Premium frequency and amount by notification to National Life at its Home Office or to a National Life authorized agent. Also, under an Automatic Payment Plan, the Owner can select a monthly payment schedule pursuant to which premium payments will be automatically deducted from a bank account or other source, rather than being "billed."

4. Crediting Additional Premiums. Premiums will be credited to the Policy and the Net
Premiums will be invested as requested on the Valuation Date that the premium is received in good order by the Home Office in accordance with the procedures described below in Section
I.F. National Life may specify the form in which a premium payment must be made in order for the premium to be in "good order." Ordinarily, a check will be deemed to be in good order upon receipt, although National Life may require that the check first be converted into federal funds.
In addition, for an additional premium to be received in "good order," it must be accompanied by all required supporting documentation in whatever form required.

C.	Overpayments and Underpayments. In accordance with industry practice, National Life will establish procedures to handle errors in initial and additional premium payments to refund overpayments and collect underpayments, except for amounts under $3, or such other threshold as may be established from time to time.

D.	Special Premiums -- Premiums Upon Increase in Face Amount, During a Grace Period, or Upon Reinstatement

	1.	Upon Increase in Face Amount. Depending on the Accumulated Value at the time of an increase in the Face Amount and the amount of the increase requested, an additional premium or change in the amount of Planned Periodic Premiums may be advisable. National Life will notify the Owner if a premium is necessary or a change appropriate.

	2.	During a Grace Period. If the Cash Surrender Value is insufficient to cover the Monthly

Deductions and other charges under the Policy and the Grace Period (as described below) expires without a sufficient payment, the Policy will lapse. During the first five Policy Years, however, the Policy will not lapse if the Accumulated Value less any debt is greater than the Monthly Deduction for the most recent Monthly Policy Date and any other charges due; and the cumulative premiums paid since the Policy’s Issue Date, less any Withdrawals and less any debt are greater than or equal to the cumulative Minimum Monthly Premiums due since the Policy’s Issue Date. In addition, the Policy will not lapse if the overloan protection rider is elected and exercised, subject to its conditions.

  The Policy provides for a 61-day Grace Period that is measured from the date on which notice is sent by National Life. Thus, the Policy does not lapse, and the insurance coverage continues, until the expiration of this Grace Period.
  In order to prevent lapse during the Policy Protection Period, the Owner must, during the Grace Period, make a premium payment equal to the greater of the premium which will be sufficient to produce an Accumulated Value, net of debt, equal to two times the Monthly Deduction due at the beginning of the Grace Period, or an amount equal to the cumulative Minimum Monthly Premiums due at the start of the Grace Period; plus three times the Minimum Monthly Premium in effect at the beginning of the Grace Period; plus all Withdrawals; plus any debt; less all premiums paid. This amount will be identified in the notice sent out pursuant to the immediately preceding paragraph. In order to prevent lapse after the Policy Protection Period, the Owner must make a premium payment sufficient to produce a Cash Surrender Value equal to three times the Monthly Deduction due at the start of the Grace Period.
  Failure to make a sufficient payment within the Grace Period will result in lapse of the Policy without value.

3. Upon Reinstatement. A Policy that lapses without value may be reinstated at any time within five years (or longer period if required in a particular state) after the beginning of the
Grace Period by submitting evidence of the Insured's insurability satisfactory to National Life and payment of a sufficient premium. The amount required to reinstate your Policy depend on whether or not your Policy is in the Policy Protection Period. If reinstatement occurs during a
Policy Protection Period, the restatement payment will be an amount equal to the greater of the premium which will be sufficient to produce an Accumulated Value, net of debt, equal to four times the Monthly Deduction due on the date the Grace Period began or an amount equal to the cumulative Minimum Monthly Premiums due at the start of the Grace Period; plus three times the Minimum Monthly Premium due at the start of the Grace Period; plus all Withdrawals; plus any debt; less all premiums paid. If reinstatement occurs after the Policy Protection Period, the reinstatement payment will be an amount which will make the Cash Surrender Value sufficient to provide for two times the Monthly Deduction due on the date the Grace Period began; plus three times the Monthly Deduction due on the effective date of reinstatement. The effective date of the reinstatement will be the Monthly Policy Date on or next following the date the reinstatement application is approved.

  Upon reinstatement, the Accumulated Value will be based upon the premium paid to reinstate the Policy and the Policy will be reinstated with the same Date of Issue as it had prior to the lapse.
E.	Repayment of a Policy Loan

	1.	Loan Repayments Permitted. While the Insured is living, the Owner may repay all or a portion of a loan and accrued interest.

	2.	Repayment Crediting and Allocation. National Life will assume that any payments made while there is an outstanding loan on the Policy are premium payments, rather than loan repayments, unless it receives written instructions that a payment is a loan repayment. In the event of a loan repayment, the amount held as collateral in the General Account will be reduced by an amount equal to the repayment, and such amount will be transferred to the Subaccounts of the Separate Account and to the non-loaned portion of the General Account based on the net premium allocations in effect at the time of the repayment.

F.	Allocations of Premiums Among the Accounts

	1.	The Separate Account, Subaccounts, and General Account. The variable benefits under the Policies are supported by National Variable Life Insurance Account (the "Separate Account"). The Separate Account currently has forty-nine subaccounts available to the Policies, the assets of which are used to purchase shares of a designated corresponding mutual fund portfolio identified in the prospectus for the Policies. Each such fund is registered under the Investment Company Act of 1940 as an open-end management investment company. Owners also may allocate Net Premiums to National Life's General Account. Additional Subaccounts may be added from time to time to invest in other portfolios or other investment companies.

	2.	Allocations Among the Accounts. Net Premiums are allocated to the subaccounts and the

General Account in accordance with the following procedures.

a. General. The Net Premium equals the premium paid less the Percent of Premium
Expense. In the application for the Policy, the Owner will indicate how Net Premiums should be allocated among the Subaccounts of the Separate Account and/or the General
Account. Such allocations may be changed at any time by the Owner by written notice to
National Life at the Home Office, or if the telephone transaction privilege has been elected, by telephone instructions. The percentages of each Net Premium that may be allocated to any Subaccount must be a whole number, and the sum of the allocation percentages must be 100%.

b. Initial Premiums. Any portion of the initial Net Premium and any subsequent premiums received by National Life before 20 days after the Date of Issue of a Policy, that are to be allocated to the Separate Account will be allocated to the Money Market
Subaccount. At the end of such period, National Life will allocate the amount in the
Money Market Subaccount to each of the Subaccounts selected in the application based on the proportion that the allocation percentage for such Subaccount bears to the sum of the
Separate Account premium allocation percentages.

c. Additional Premiums. Additional Net Premiums will be allocated to the Accounts in accordance with the allocation percentages then in effect on the Valuation Date that the premium is received in good order at the Home Office, unless other instructions accompany the premium, in which case the net premium will be allocated in accordance with those instructions. If those instructions do not comply with National Life's allocation rules, crediting and allocation will not be implemented until further instructions are received from Owners.

d. Undesignated Premiums. When all or a portion of a premium payment is received without a clear subaccount designation or allocated to a subaccount that is not available for investment, National Life may allocate the undesignated portion or the entire amount, as applicable, into the Money Market Subaccount. The Owner’s inaction will be treated as approval of this investment allocation. The Owner may at any time after the deposit direct us to redeem or exchange the units in the Money Market Subaccount, which will be completed at the next appropriate net asset value. All transactions will be subject to any applicable fees or charges.

II.	Transfers Among Sub-Accounts

	A.	Transfers Among the Accounts. The Owner may transfer the Accumulated Value between and among the Subaccounts of the Separate Account and the General Account by making a written transfer request to National Life, or if the telephone transaction privilege has been elected, by telephone instructions to National Life. Transfers between and among the Subaccounts of the Separate Account and the General Account are made as of the Valuation Day that the request for transfer is received at the Home Office. The Owner may, at any time, transfer all or part of the amount in one of the subaccounts of the Separate Account to another Subaccount and/or to the General Account.

One transfer in each Policy Year is allowed from the General Account to any or all of the
Subaccounts of the Separate Account. The amount transferred from the General Account may not exceed the greater of 25% of the unloaned portion of Accumulated Value in the General
Account at the time of transfer, or $5,000. The transfer will be made as of the date National
Life receives the written or telephone request at its Home Office.

Currently, transfers are permitted without charge. However, National Life reserves the right to change this policy so as to deduct a $25 transfer charge from each transfer in excess of the twelfth transfer during any one Policy Year. If such a charge is adopted in the future, the following transfers will not be subject to a transfer charge and will not count against the twelve free transfers in any Policy Year: (1) transfers resulting from Policy loans, (2) transfers resulting from the operation of Dollar Cost Averaging, Portfolio Rebalancing or the
“Illuminations” investment advisory program; (3) the exercise of the special transfer whereby the Owner may transfer the entire Accumulated Value in the Separate Account to the General
Account during the first two years following the Policy issue without regard to limits on free transfers, (4) the special transfer right whereby an Owner may transfer the portion of the
Accumulated Value in a Subaccount the investment policy of which is changed, without regard to any limits on transfers or free transfers, and (5) the reallocation from the Money Market
Subaccount following the 20-day period after the Date of Issue. All transfers requested during one Valuation Period are treated as one transfer transaction. We also reserve the right to pass through transfer fees imposed by subaccounts.

B.	Dollar Cost Averaging

This feature permits an Owner to automatically transfer funds from the Money Market Subaccount to any other subaccounts on a monthly basis.

1. Election of Dollar Cost Averaging. Dollar Cost Averaging may be elected at issue by marking the appropriate box on the initial application and completing the appropriate instructions, or, after issue, by filling out similar information on a change request form and sending it by mail to the Home Office.

2. Operation of the Program. If this feature is elected, the amount to be transferred will be taken from the Money Market Subaccount and transferred to the Subaccount or Subaccounts designated to receive the funds, each month on the Monthly Policy Date (starting with the Monthly Policy Date after the date that is 20 days after issue), until the amount in the Money Market Fund is depleted. The minimum monthly transfer by Dollar Cost Averaging is $100, except for the transfer that reduces the amount in the Money Market Subaccount to zero. An Owner may discontinue Dollar Cost Averaging at any time by sending an appropriate change request form to the Home Office.

C.	Portfolio Rebalancing

This feature permits an Owner to automatically rebalance the value in the subaccounts on a semi-annual basis, based on the Owner's premium allocation percentages in effect at the time of the rebalancing.

	1.	Election of Portfolio Rebalancing. Portfolio rebalancing may be elected at issue by marking the appropriate box on the initial application, or, after issue, by completing a change request form and sending it by mail to the Home Office.

	2.	Operation of the Program. In Policies utilizing Portfolio Rebalancing from the Date of Issue, an automatic transfer will take place that causes the percentages of the current values in each subaccount to match the current premium allocation percentages, starting with the Monthly Policy Date six months after the Date of Issue, and then on each Policy Anniversary, and each Monthly Policy Date six months thereafter. Policies electing Portfolio Rebalancing after issue will have the first automated transfer occur as of the Monthly Policy Date on or next following the date that the election is received at the Home Office, and subsequent rebalancing transfers will occur every six months from such date. An Owner may discontinue Portfolio Rebalancing at any time by submitting an appropriate change request form to the Home Office by mail.

In the event that an Owner changes the Policy's premium allocation percentages, Portfolio Rebalancing will automatically be discontinued unless the Owner specifically directs otherwise.

III.	"Redemption" Procedures: Surrenders, Withdrawals, Death Benefit, and Loans

	A.	"Free-Look" Period

The Policy provides for an initial "free-look" period, during which the Owner may cancel the Policy and receive a refund equal to the premiums paid on the Policy. This “free-look” period ends 10 days after the Owner receives the Policy, or any longer period provided by state law. To cancel a Policy, the Owner must return the Policy to National Life or a National Life agent within the free look period with a written request for cancellation.

C.	Request for Cash Surrender Value

1. Requests for Cash Surrender Value Permitted. At any time before the death of the Insured, the Owner may surrender the Policy for its Cash Surrender Value. The Cash Surrender Value is the Accumulated Value minus any Policy loan and accrued interest and less any applicable Surrender Charge. The Cash Surrender Value will be determined by National Life on the date it receives, at the Home Office, a written surrender request signed by the Owner, and the Policy. A surrender may not be requested over the telephone. Coverage under the Policy will end on the day the Owner mails or otherwise sends the written surrender request and the Policy to

National Life. Surrender proceeds will ordinarily be mailed by National Life to the Owner within seven days of receipt of the request, unless a payment option was selected (see Section III.H. below).

	2.	Surrender of Policy -- Surrender Charges. A Surrender Charge is imposed if the Policy is surrendered or lapses at any time before the end of the tenth Policy Year. This Surrender Charge is designed partially to compensate National Life for the cost of administering and selling the Policy, including agent sales commissions, the cost of printing the prospectuses and sales literature, and any advertising and underwriting costs.

	3.	Maturity. The Policies do not have a maturity date, except where required by state law.

Guaranteed cost of insurance rates are assessed through Attained Age 121.

D.	Request for Withdrawals

	1.	When Withdrawals are Permitted. At any time before the death of the Insured and, except for employee benefit plans, after the first Policy Anniversary, the Owner may withdraw a portion of the Policy's Cash Surrender Value, subject to the following conditions:

  The minimum amount which may be withdrawn is $500, except for employee benefit plans, where the minimum is $100.
  The maximum Withdrawal is the Cash Surrender Value minus three times the Monthly Deduction for the most recent Monthly Policy Date. A Withdrawal charge may be deducted from the amount of the Withdrawal.
  Withdrawals may be requested only by sending a written request, signed by the Owner, to National Life at its Home Office. A Withdrawal may not be requested over the telephone.

2. Withdrawal Charge. At the time of a Withdrawal, National Life may assess a $25
Withdrawal charge and, if assess, will deduct the Withdrawal charge from the Withdrawal amount.

3. Allocation of Withdrawals. The Withdrawal will be taken from the subaccounts of the
Separate Account based upon the instructions of the Owner at the time of the Withdrawal. If specific allocation instructions have not been received from the Owner, the Withdrawal will be allocated to the subaccounts based on the proportion that each subaccount's value bears to the total Accumulated Value in the Separate Account. If the Accumulated Value in one or more subaccounts is insufficient to carry out the Owner's instructions, the Withdrawal will not be processed until further instructions are received from the Owner. Withdrawals will be taken from the General Account only after Accumulated Value in the Separate Account is exhausted.

4. Effect of a Withdrawal on Face Amount. The effect of a Withdrawal on the Death Benefit and Face Amount will vary depending upon the Death Benefit option in effect and whether the
Unadjusted Death Benefit is based on the applicable percentage of Accumulated Value.

a. Option A. A Withdrawal will reduce the Face Amount of the Policy by the amount of the Withdrawal. If the Unadjusted Death Benefit immediately prior to the Withdrawal is based on the applicable percentage of Accumulated Value, the Unadjusted Death Benefit
will be reduced to equal the greater of (a) the Face Amount after deducting the amount of the Withdrawal and (b) the applicable percentage of Accumulated Value after deducting the amount of the Withdrawal.

b. Option B. The Face Amount will never be decreased by a Withdrawal. A Withdrawal will, however, always decrease the Death Benefit. If the Unadjusted Death Benefit equals the Face Amount plus the Accumulated Value, a Withdrawal will reduce the Accumulated Value by the amount of the Withdrawal, and thus the Unadjusted Death Benefit will also be reduced by the amount of the Withdrawal. If the Unadjusted Death Benefit immediately prior to the Withdrawal is based on the applicable percentage of Accumulated Value, the Unadjusted Death Benefit will be reduced to equal the greater of (a) the Face Amount plus the Accumulated Value after deducting the amount of the Withdrawal and (b) the applicable percentage of Accumulated Value after deducting the amount of the Withdrawal.

	5.	Other Effects of Withdrawals. Any decrease in Face Amount due to a Withdrawal will first reduce the most recent increase in Face Amount, then the most recent increases, successively, and lastly, the Initial Face Amount. Because a Withdrawal can affect the Face Amount (or increase in Face Amount) and the Unadjusted Death Benefit as described above, a Withdrawal may also affect the Net Amount(s) at Risk that is used to calculate the cost of insurance charge(s) under the Policy. Since a Withdrawal reduces the Accumulated Value, the Cash Surrender Value of the Policy is reduced, thereby increasing the likelihood that the Policy will lapse.

	6.	When a Withdrawal Is Not Permitted. A request for Withdrawal may not be allowed if such Withdrawal would reduce the Face Amount below the Minimum Face Amount for the Policy. Also, if a Withdrawal would result in cumulative premiums exceeding the maximum premium limitations applicable under the Code for life insurance, National Life will not allow the Withdrawal.

E.	Monthly Deductions

On the Date of Issue and on each Monthly Policy Date, charges will be deducted from Accumulated Value for the Monthly Deduction. This charge compensates National Life for services and benefits provided, costs and expenses incurred and for the insurance coverage provided by the Policy. The Monthly Deduction consists of five components: (a) the cost of insurance charge, (b) the Monthly Policy Fee; (c) the Monthly Expense Charge; (d) the Monthly Account Value Charge; and (e) the cost of any additional benefits provided by rider. These charges are discussed in more detail in Appendix A hereto. Because portions of the Monthly Deduction, such as the cost of insurance charge, can vary from month to month, the Monthly Deduction may vary in amount from month to month. The Monthly Deduction will be deducted on a pro rata basis from the subaccounts of the Separate Account and the General Account, unless the Owner has elected at the time of application, or later requests in writing, that the Monthly Deduction be made from the Money Market Subaccount. If a Monthly Deduction cannot be made from the Money Market Subaccount, when that has been elected, the amount of the deduction in excess of the Accumulated Value available in the Money Market Subaccount will be made on a pro rata basis from the Accumulated Value in the subaccounts of the Separate Account and the General Account.

F.	Death Benefit

	1.	Payment of Death Benefit. As long as the Policy remains in force, the Death Benefit of the

Policy will, upon the Company's receipt of due proof of the Insured's death and a claimant's statement signed by or on behalf of the Beneficiary, as well as any other necessary documentation, be paid to the named Beneficiary in accordance with the designated Death Benefit option, unless the claim is contestable in accordance with the terms of the Policy. The proceeds may be paid in a lump sum or under one of the Settlement Options set forth in the

Policy. The amount payable under the designated Death Benefit option will be increased by any additional benefits, any dividend payable, and by interest from the date of the Insured's death to the payment date at a National Life declared interest rate or any higher legal requirement, and will be decreased by any outstanding Policy loan and accrued interest and by any unpaid
Monthly Deductions. The amount payable as the Death Benefit could vary depending on which federal tax law alternative testing procedure, the GPT or the CVAT, applies to the Policy. If the Owner or the Beneficiary elects to receive proceeds in a lump sum payment, unless the
Beneficiary requests a National Life check, National Life will deposit the payment into an interest bearing special account maintained by a financial institution and retained by National
Life in its General Account. In that case, National Life will provide the payee with a checkbook to access those funds from the special account. National Life will send the payee the checkbook within seven days of when it has deposited the payment into that account, and the payee will receive any interest on the proceeds deposited in that account. There is no guaranteed rate of interest paid on the proceeds deposited in that account.

2. Death Benefit Options. The Policy provides two Death Benefit options: Option A and
Option B. The Owner designates the Death Benefit option in the application and may change it as described below. The Death Benefit option may not be changed after the Insured’s Attained
Age 121.

a. Option A. The Unadjusted Death Benefit is equal to the greater of (a) the Face
Amount of the Policy and (b) the Accumulated Value multiplied by a factor specified by federal income tax law, which, if you elect to have the GPT apply to the Policy, is shown in the table below. If you elect to have CVAT apply to the Policy, the factor will be as described in the Policy.

Attained Age	Percentage

40 and under	250%
45	215%

50	185%
55	150%

60	130%
65	120%

70	115%
75 and over	105%

b. Option B. The Unadjusted Death Benefit is equal to the greater of (a) the Face
Amount of the Policy plus the Accumulated Value and (b) the Accumulated Value multiplied by the same factor that applies to option A.

3. Change in Death Benefit Option. After the first Policy Year, the Death Benefit option in effect may be changed by sending National Life a written request. No charges will be imposed to make a change in the Death Benefit option. The effective date of any such change will be the
Monthly Policy Date on or next following the date National Life receives the written request.
Only one change in Death Benefit option is permitted in any one Policy Year.

  If the Death Benefit Option is changed from Option A to Option B, on the effective date of the change, the Death Benefit will not change but the Face Amount will be decreased by the Accumulated Value on that date. However, this change may not be made if it would reduce the Face Amount to less than the Minimum Face Amount.
  If the Death Benefit Option is changed from Option B to Option A, on the effective date of the change, the Death Benefit will not change but the Face Amount will be increased by the Accumulated Value on that date.

  A change in the Death Benefit Option may affect the Net Amount at Risk over time which, in turn, would affect the monthly cost of insurance charge. Changing from Option A to Option B will generally result in a Net Amount at Risk that remains level. Such a change will result in a relative increase in the cost of insurance charges over time because the Net Amount at Risk will, unless the Unadjusted Death Benefit is based on the applicable percentage of Accumulated Value, remain level as cost of insurance rates increase over time, rather than the Net Amount at Risk decreasing as the Accumulated Value increases. Changing from option B to option A will, if the Accumulated Value increases, decrease the Net Amount at Risk over time, thereby partially offsetting the effect of cost of insurance rate increases and over time the cost of insurance charge may decrease to the extent the decrease in Net Amount at Risk more than offsets the increase in rates as the Insured ages.
  If a change in the Death Benefit Option would result in cumulative premiums exceeding the maximum premium limitations under the Internal Revenue Code for life insurance, National Life will not effect the change.

4. How the Death Benefit May Vary. The amount of the Death Benefit may vary with the
Accumulated Value. The Death Benefit under option A will vary with the Accumulated Value whenever the specified percentage of Accumulated Value exceeds the Face Amount of the
Policy. The Death Benefit under option B will always vary with the Accumulated Value because the Unadjusted Death Benefit equals the greater of (a) the Face Amount plus the
Accumulated Value and (b) the Accumulated Value multiplied by the specified percentage.

5. Ability to Adjust Face Amount. Subject to certain limitations, an Owner may generally, at any time after the first Policy Year, increase or decrease the Policy's Face Amount by submitting a written application to National Life. The effective date of an increase will be the
Monthly Policy Date on or next following National Life's approval of the request, and the effective date of a decrease is the Monthly Policy Date on or next following the date that
National Life receives the written request. Employee benefit plan Policies may adjust the Face
Amount even in Policy Year 1. The effect of changes in Face Amount on Policy charges, as well as other considerations, are described below.
a. Increase. A request for an increase in Face Amount may not be for less than $25,000, or such lesser amount required in a particular state (except that the minimum for employee benefit plans is $2,000). The Owner may not increase the Face Amount after the Insured's
Attained Age 85. To obtain the increase, the Owner must submit an application for the increase and provide evidence satisfactory to National Life of the Insured's insurability.

On the effective date of an increase, and taking the increase into account, the Cash
Surrender Value must be at least equal to the Monthly Deductions then due. If the Cash
Surrender Value is not sufficient, the increase will not take effect until the Owner makes a sufficient additional premium payment to increase the Cash Surrender Value to the required level.

An increase in the Face Amount will generally have the effect of increasing the total
Net Amount at Risk, which in turn will increase the monthly cost of insurance charges. In addition, the Insured may be in a different Rate Class as to the increase in insurance coverage.

b. Decrease. During the first 10 Policy Years, the amount of the Face Amount after a decrease cannot be less than 75% of the largest Face Amount in force at any time in the twelve months immediately preceding National Life's receipt of the request. The Face
Amount after any decrease may not be less than the Minimum Face Amount, which is generally $50,000. To the extent a decrease in the Face Amount could result in cumulative premiums exceeding the maximum premium limitations applicable for life insurance under the Internal Revenue Code, National Life will not effect the decrease.

A decrease in the Face Amount generally will decrease the total Net Amount at Risk, which generally will decrease an Owner's monthly cost of insurance charges.

For purposes of determining the cost of insurance charge, any decrease in the Face
Amount will reduce the Face Amount in the following order: (a) the Face Amount provided by the most recent increase; (b) the next most recent increases, in inverse chronological order; and (c) the Initial Face Amount.

G.	Loans

	1.	When Loans are Permitted. An Owner may at any time after the first anniversary of the

Date of Issue borrow money from National Life using the Policy as the only security for the loan. Currently National Life is permitting loans in the first year, but this right is not guaranteed by the Policy, and may be discontinued at any time. The Owner may obtain Policy loans in an amount not exceeding the Policy's Cash Surrender Value on the date of the loan, minus three times the Monthly Deduction for the most recent Monthly Policy Date, unless otherwise required by state law. While the Insured is living, the Owner may repay all or a portion of a loan and accrued interest. Loans may be taken by making a written request to National Life at the Home Office, or, if the telephone transaction privilege has been elected, by providing telephone instructions to National Life at the Home Office. National Life limits the amount of a Policy loan taken pursuant to telephone instructions to $25,000.

	2.	Interest Rate Charged. The interest rate charged on Policy loans will be at the fixed rate of 5% per year. Interest is charged from the date of the loan and added to the loan balance at the end of the Policy Year. When added to the loan balance, it bears interest at the same rate as the loan.

	3.	Allocation of Loans and Collateral. When a Policy loan is taken, Accumulated Value is transferred to and held in the General Account as Collateral for the Policy loan. Accumulated Value to be held as Collateral is taken from the subaccounts of the Separate Account based upon the instructions of the Owner at the time the loan is taken. If specific allocation instructions have not been received from the Owner, Accumulated Value to be held as Collateral will taken from the subaccounts based on the proportion that each subaccount's value bears to the total Accumulated Value in the Separate Account. If the Accumulated Value in one or more of the subaccounts is insufficient to carry out the Owner's instructions, the loan will not be processed until further instructions are received from the Owner. Non-loaned Accumulated Value in the General Account will become Collateral for a loan only to the extent that the Accumulated Value in the Separate Account is insufficient. Any loan interest due and unpaid will be allocated among and transferred first from the subaccounts of the Separate Account in proportion to the Accumulated Values held in the subaccounts, and then from the General Account.

The Collateral for a Policy loan will initially be equal to the loan amount. Any loan interest due and unpaid will be added to the Collateral for the Policy loan. National Life will take additional Collateral for the loan interest so added pro rata from the subaccounts of the
Separate Account, and then, if the amounts in the Separate Account are insufficient, from the portion of the General Account not held as Collateral, and hold the Collateral in the General
Account. At any time, the amount of the outstanding loan under a Policy equals the sum of all loans (including due and unpaid interest added to the loan balance) minus any loan repayments.

4. Interest Credited to Amounts Held as Collateral. As long as the Policy is in force, National

Life will credit the amount in the General Account as Collateral with interest at effective annual rates it determines, but not less than 3% or such higher minimum rate required under state law. The rate will apply to the calendar year that follows the date of determination.

5. Effect of Policy Loan. Policy loans, whether or not repaid, will have a permanent effect on the Accumulated Value and the Cash Surrender Value, and may permanently affect the Death Benefit under the Policy. The effect on the Accumulated Value and Death Benefit could be favorable or unfavorable, depending on whether the investment performance of the subaccounts and the interest credited to the non-loaned Accumulated Value in the General Account is less than or greater than the interest being credited on the amounts held as Collateral in the General Account while the loan is outstanding. Compared to a Policy under which no loan is made, values under a Policy will be lower when the credited interest rate is less than the investment experience of assets held in the Separate Account and interest credited to the non-loaned Accumulated Value in the General Account. The longer a loan is outstanding, the greater the effect a Policy loan is likely to have. The Death Benefit will be reduced by the amount of any outstanding Policy loan. An overloan protection rider is available which will guarantee that the Policy will not lapse, if you meet the conditions to exercise and exercise the rider before the Policy lapses. There is no charge for electing the rider, but there is a charge if the rider is exercised.

H.	Settlement Options

In lieu of a single sum payment on death or surrender, an election may be made to apply the amount under any one of the Settlement Options provided in the Policy.

I.	Delay in Redemptions or Transfers

Any amounts payable as a result of surrender, Withdrawal, or Policy loan will ordinarily be paid within seven days of receipt of written request at National Life's Home Office in a form satisfactory to National Life. Generally, the amount of a payment will be determined as of the date of receipt by National Life of all required documents. However, National Life may defer the determination or payment of such amounts if the date for determining such amounts falls within any period during which: (1) the disposal or valuation of a subaccount's assets is not reasonably practicable because the New York Stock Exchange is closed or conditions are such that, under the Securities and Exchange Commission (“SEC”)s rules and regulations, trading is restricted or an emergency is deemed to exist; or (2) the SEC by order permits postponement of such actions for the protection of National Life policyholders. National Life also may defer the determination or payment of amounts from the General Account for up to six months. National Life may postpone any payment under the Policy derived from an amount paid by check or draft until National Life is satisfied that the check or draft has been paid by the bank upon which it was drawn. If mandated by applicable law, National Life may be required to block an Owner’s account until instructions are received from the appropriate regulator.

APPENDIX A

On the Date of Issue and on each Monthly Policy Date, charges will be deducted from Accumulated Value for the Monthly Deduction. This charge compensates National Life for services and benefits provided, costs and expenses incurred and for the insurance coverage provided by the Policy. The Monthly Deduction consists of five components: (a) the cost of insurance charge, (b) the Monthly Policy Fee; (c) the Monthly
Expense Charge; (d) the Monthly Account Value Charge; and (e) the cost of any additional benefits provided by rider. These charges are discussed in more detail in Appendix A hereto. Because portions of the Monthly Deduction, such as the cost of insurance charge, can vary from month to month, the Monthly
Deduction may vary in amount from month to month. The Monthly Deduction will be deducted on a pro rata basis from the subaccounts of the Separate Account and the General Account, unless the Owner has elected at the time of application, or later requests in writing, that the Monthly Deduction be made from the
Money Market Subaccount. If a Monthly Deduction cannot be made from the Money Market Subaccount, when that has been elected, the amount of the deduction in excess of the Accumulated Value available in the Money Market Subaccount will be made on a pro rata basis from the Accumulated Value in the subaccounts of the Separate Account and the General Account.

Cost of Insurance Charge. National Life calculates the monthly cost of insurance charge by multiplying the applicable cost of insurance rate or rates by the Net Amount at Risk for each policy month. Because both the Net Amount at Risk and the variables that determine the cost of insurance rate, such as the age of the Insured at the time the Policy is issued, sex, Rate Class and the Duration of the Policy, may vary, the cost of insurance charge will likely be different from month to month.

The Net Amount at Risk on any Monthly Policy Date is approximately the amount by which the
Unadjusted Death Benefit on that Monthly Policy Date exceeds the Accumulated Value. It measures the amount National Life would have to pay in excess of the Policy’s value if the Insured died. The actual calculation uses the Unadjusted Death Benefit divided by 1.00246627, to take into account assumed monthly earnings at an annual rate of 3%. National Life calculates the Net Amount at Risk separately for the Initial Face Amount and any increases in Face Amount. In determining the Net Amount at Risk for each increment of Face Amount, National Life first considers the Accumulated Value part of the Initial
Face Amount. If the Accumulated Value exceeds the Initial Face Amount, National Life considers it as part of any increases in Face Amount in the order such increases took effect. Any change in the Net
Amount at Risk will affect the total cost of insurance charges paid by the Owner.

Guaranteed maximum cost of insurance rates are based on the Insured’s Attained Age, the Insured’s sex, the Insured’s Rate Class, and the 2001 Commissioners Standard Ordinary (M/F) Smoker/Nonsmoker U
ANB Mortality Tables. For Policies issued in states which require “unisex” policies or in conjunction with employee benefit plans, the guaranteed maximum cost of insurance rate will be based on the 2001
Commissioners Standard Ordinary (80) Smoker/Nonsmoker U ANB Mortality Tables, which are gender blended tables.

Actual cost of insurance rates used depend on the Insured’s Issue Age, the Insured’s sex, the Insured’s Rate
Class, and the Policy’s Duration.

Separate cost of insurance rates are used for the Initial Face Amount and any increases in Face Amount.
For the Initial Face Amount, the Insured’s Issue Age, sex and Rate Class on the Date of Issue are used. For each subsequent increase in Face Amount, the Insured’s Issue Age, sex and Rate Class at the time of the increase are used. Cost of insurance rates vary by the Policy’s Duration. If the Unadjusted Death Benefit
is calculated as the Accumulated Value times the specified percentage, the cost of insurance rate associated with the Initial Face Amount for the amount of the Unadjusted Death Benefit in excess of the total Face
Amount for option A is used, and in excess of the total Face Amount plus the Accumulated Value for option B is used.

Policies may be issued on a guaranteed or simplified issue basis, where minimal or no medical underwriting is required prior to issuance of a Policy. Current cost of insurance rates for Policies issued on these bases may be higher than current cost of insurance rates for healthy Insureds who undergo medical underwriting.

Rate Class. The Rate Class of the Insured will affect the guaranteed and current cost of insurance rates.
National Life currently places Insureds into elite preferred nonsmoker, preferred nonsmoker, standard nonsmoker, preferred smoker, standard smoker and substandard classes. Smoker and substandard classes reflect higher mortality risks.

Insureds with Issue Ages less than 20 will be placed in the standard nonsmoker class. If the Insured is a known smoker, a substandard rating will be added to the Policy.

Monthly Policy Fee. National Life deducts a Monthly Policy Fee of $7.50 from the Accumulated Value on the Date of Issue and on each Monthly Policy Date until the Insured reaches Attained Age 121 as part of the Monthly Deduction This is intended to reimburse National Life for administrative expenses associated with the Policy and it may profit from this charge and use it for any lawful purpose.

Monthly Expense Charge. During the first ten Policy Years and for ten years following an increase in Face
Amount, National Life deducts a Monthly Expense Charge from the Accumulated Value on the Date of
Issue and each Monthly Policy Date as part of the Monthly Deduction. The Monthly Expense Charge is calculated as an amount per thousand of insurance which is determined based on the Initial Face Amount plus any increase in Face Amount. The Monthly Expense Charge rate varies based on the Issue Age, sex, and Rate Class of the Insured and the Initial Face Amount of the Policy.

The Monthly Expense Charge rates will vary with the Initial Face Amount of the Policy in the following bands:

those with Initial Face Amounts less than $250,000;
those with Initial Face Amounts between $250,000 and $999,999, inclusive; and
those with Initial Face Amounts of $1,000,000 and greater.

There will be no reduction in the Monthly Expense Charge upon a decrease in Face Amount.

The Monthly Expense Charge is intended to compensate National Life for administrative expenses and for the insurance coverage provided by the Policy. It may profit from the charge and use it for any lawful purpose.

Monthly Account Value Charge. National Life may deduct a Monthly Account Value Charge Deduction of
0.04% of the Accumulated Value as part of the Monthly Deduction. It does not currently plan to assess this charge. National Life may use this charge to cover administrative and other expenses. It may profit from this charge and use if for any lawful purpose.

Optional Benefit Charges. The Monthly Deduction will include charges for any additional benefits added to the Policy. The monthly charges will be specified in the applicable rider. The following optional benefits, which are subject to the restrictions and limitations set forth in the applicable Policy riders, may be included in a Policy at the option of the Owner:

  Accelerated Care Rider
  Accelerated Benefit Rider
  Accidental Death Benefit Rider
  Balance Sheet Benefit Rider
  Children’s Term Rider
  Chronic Care Protection Rider

  Guaranteed Insurability Option Rider
  Other Insured Rider
  Overloan Protection Rider
  Qualified Plan Exchange Privilege Rider
  Waiver of Monthly Deductions Rider
  Waiver of Specified Premium Rider